Exhibit 99.1

FUND.COM ACQUIRES WESTON CAPITAL MANAGEMENT

Fund.com Expands its Operations to Include Originating, Developing and Distributing
Hedge Funds and Actively Managed ETFs

NEW YORK, NY— March 30. 2010 –  Fund.com, Inc., (OTCBB: FNDM – News) announced here today that effective as of March 29, 2010, it has acquired Weston Capital Management, LLC, an originator and distributor of hedge funds.

Founded in 1993 and headquartered in West Palm Beach FL, Weston Capital earns fees on assets exceeding $1.0 billion under management.  It has three lines of business: it originates and markets fund of funds; it originates and markets single-manager hedge funds; and it raises capital to seed new hedge funds.  In 2010, Weston Capital and Harcourt AG formed a strategic alliance for investment manager identification and fund seeding. Harcourt, a $4.5 billion alternative investments manager that is owned by Vontobel Group, the $70 billion Swiss banking group, is a leading global advisor of alternative investments for institutional investors.

Weston Capital founder Albert Hallac continues as CEO of Weston Capital, directing its day-to-day operations and business strategy.  In addition, Fund.com Chairman Joseph J. Bianco will become Chairman of Weston Capital. Weston Capital also has offices in London and New York City.

Fund.com CEO Gregory Webster and Weston Capital CEO Albert Hallac stated, “We believe with the Weston Capital operations when aligned with Fund.com’s majority interest in AdvisorShares, a developer and marketer of actively managed ETFs, Fund.com will be able to significantly accelerate increases of assets under management since it now has the ability to seed, originate and distribute hedge funds as well as seed, originate, develop and distribute actively traded ETFs to institutional and retail investors.  AdvisorShares, Bethesda, MD, is one of the few companies that has been able to obtain approval from the US Securities and Exchange Commission to create actively managed ETFs. The ETF sector has assets more than $1 trillion and is the fastest growing segment of the fund management industry.”

Webster added, “With Weston Capital’s proven capability to seed new fund products, combined with its seasoned global institutional sales force, Fund.com is now positioned to capture revenue streams from an array of hedge fund and actively managed ETFs. Importantly, Weston has the global institutional relationships that can capitalize on AdvisorShares patent-pending exchange-traded fund platform as well as powerful distribution capability among institutions worldwide.”

AdvisorShares CEO Noah Hamman said, “Weston and AdvisorShares are perfectly complimentary and we are looking forward to working with Weston to originate ETFs as well as help other managers launch their own ETFs and to market our actively managed ETFs to institutions worldwide with the expertise of Weston Capital’s established sales force. These activities will greatly expand our footprint in the rapidly growing market of actively traded ETFs.”

Hallac said, “Weston anticipates that with greater resources and an entry to the fast-growing ETF market, we will offer our existing and potential clients a broader range of financial investment opportunities.  In particular, we see great potential for growing our assets under management and related fee income by expanding our seeding platform to include the origination and development of new actively managed ETFs.”

Under the Harcourt strategic alliance, Weston Capital and Harcourt will seed and develop new hedge fund businesses via Weston Capital’s incubation platform. The alliance combines Weston’s extensive experience in early stage hedge fund investing and marketing with Harcourt’s proven investment expertise in global manager selection, due diligence and risk management.

Since January 2004, Weston Capital’s hedge fund seeding platform (via the Weston-Atlas Partners Fund and the Weston Capital Partners Fund II) has provided sponsor capital for 13 emerging hedge fund managers. Weston intends to raise $250 million for its third incubation fund, Partners III, which will seed both hedge funds and actively managed ETFs, with Harcourt providing investment infrastructure and risk management.

About Fund.com

A diversified financial services company, New York City-based Fund.com, which has assets of $1 billion under management, focuses on the origination, seeding and formation of both actively managed ETFs and hedge funds through its wholly owned subsidiary Weston Capital Management, based in West Palm Beach, FL and its majority-owned subsidiary, AdvisorShares, Bethesda, MD, which is one of the few companies that has an exemption from the Securities and Exchange Commission to create actively managed ETFs.  Fund.com markets globally to retail and institutional investors.

Other operations: an ETF and mutual fund online information resource, www.fund.com; online education programs for investors and businesses; and a strategic equity investment in a professional employer organization that provides services to small and medium businesses, including 401k retirement plans and other services.

About Weston Capital Management

Weston Capital Management LLC and its affiliates are an alternative investment group founded in 1993. Based in West Palm Beach, FL, with offices in New York, and London, Weston currently employs more than 25 professionals worldwide, managing in excess of $1 billion. For further information, please visit www.westoncapital.com.

About AdvisorShares

AdvisorShares is a turnkey platform for investment managers seeking to offer their investment strategy in an actively managed ETF.  AdvisorShares works with best-of-breed money managers to combine their money management expertise with the benefits the ETF structure provides.  AdvisorShares provides sales, marketing and educational support to help financial advisors use AdvisorShares ETFs to help them achieve their clients’ investment goals and objectives.  AdvisorShares is a leader in actively managed ETFs and is dedicated to investor education. For further information, please visit www.advisorshares.com.

Forward-Looking Statements:

Statements in this press release regarding future performance and the potential advantages of the products and services provided by Fund.com, and any other statements about future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual performance or events to differ materially from those indicated by such forward-looking statements including the Company's limited operating history and economic conditions generally. Additional information on potential factors that could affect results and other significant risks and uncertainties are detailed from time to time in Fund.com's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission.

PR/Media Relations for Fund.Com:
Stern & Co.
Richard Stern, 212-888-0044
richstern@sternco.com